PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Reports Record Revenue and $0.16 EPS for First Quarter

EXTON, PA — (PR Newswire-First Call) - September 14, 2006) WPCS International Incorporated (Nasdaq: WPCS) a leader in design-build engineering services for specialty communication systems and wireless infrastructure, has reported its financial results for the first quarter ended July 31, 2006. For the quarter ended July 31, 2006, WPCS reported total revenue of approximately $16.4 million compared to $12.2 million for the same period a year ago, which represents an increase of approximately 35%. For the first quarter of FY2007, the reported net income was approximately $914,000 or $0.16 per share. For the same period last year, the reported net loss was approximately $3.8 million or $0.99 per share which included a non-cash loss of approximately $4.1 million related to accounting for warrant liabilities.

Other First Quarter Highlights Include:

•	The acquisition of New England Communications Systems, Inc.
•	The acquisition of Southeastern Communication Service, Inc.
•	The announcement of FY2007 guidance of $75 million in revenue, $4 million in net income and $0.72 EPS

Andrew Hidalgo, CEO of WPCS International Incorporated, stated: “We are pleased with the first quarter results and it keeps us on target to achieve the FY2007 financial objectives. Revenue reached a new record level and net income was the highest achieved on a quarterly basis in the history of the company if you exclude the non-cash gains applied in FY2006 and FY2005. Demand for our services is very strong, evidenced by the announcement of nearly $17 million in contracts in August alone. Furthermore, with our two recent acquisitions, our geographic scope and engineering expertise has also reached new levels. The wireless market continues to display significant growth and WPCS has positioned itself successfully to take advantage of this growing sector. We look forward to a productive FY2007.”

About WPCS International Incorporated:

WPCS International Incorporated provides design-build engineering services for specialty communication systems and wireless infrastructure including site design, product integration and project management. The company has an extensive customer base that includes corporations, government entities and educational institutions. For more information, please visit our website at www.wpcs.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

Carol Lindley
WPCS International Incorporated
610-903-0400 x100
ir@wpcs.com

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	July 31,
	2006	2005
		(Note 1)

REVENUE	$16,436,278	$12,171,639

COSTS AND EXPENSES:
Cost of revenue	11,691,468	9,130,091
Selling, general and administrative expenses	3,096,322	2,263,955
Depreciation and amortization	233,649	211,467

Total costs and expenses	15,021,439	11,605,513

OPERATING INCOME	1,414,839	566,126

OTHER EXPENSE (INCOME):
Interest expense	79,934	46,349
Interest income	(100,535)	(7,584)
Loss on change in fair value of warrants	-	4,110,594

INCOME (LOSS) BEFORE INCOME TAX PROVISION	1,435,440	(3,583,233)

Income tax provision	521,013	212,083

NET INCOME (LOSS)	$914,427	($3,795,316)

Basic net income (loss) per common share	$0.17	($0.99)

Diluted net income (loss) per common share	$0.16	($0.99)

Basic weighted average number of common shares outstanding	5,316,482	3,821,385

Diluted weighted average number of common shares outstanding	5,668,242	3,821,385

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31,	April 30,
ASSETS	2006	2006
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$7,136,295	$12,279,646
Accounts receivable, net of allowance of $98,786 and $104,786 at July 31, 2006 and April 30, 2006, respectively	16,249,084	12,141,789
Costs and estimated earnings in excess of billings on uncompleted contracts	2,466,888	1,441,977
Inventory	1,757,804	1,204,540
Prepaid expenses and other current assets	696,470	286,625
Deferred income taxes	41,000	78,000
Total current assets	28,347,541	27,432,577

PROPERTY AND EQUIPMENT, net	2,013,477	1,352,216

CUSTOMER LISTS, net	786,305	864,388

GOODWILL	19,077,318	14,239,918

DEBT ISSUANCE COSTS, net	97,943	111,091

DEFERRED INCOME TAXES	55,000	51,000

OTHER ASSETS	586,870	71,128

Total assets	$50,964,454	$44,122,318

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

	July 31,	April 30,
LIABILITIES AND SHAREHOLDERS' EQUITY	2006	2006
	(Unaudited)	(Note 1)
CURRENT LIABILITIES:
Current portion of capital lease obligation	$21,595	$-
Current portion of loans payable	276,276	231,065
Accounts payable and accrued expenses	6,683,344	4,989,861
Billings in excess of costs and estimated earnings on uncompleted contracts	1,694,044	1,085,312
Deferred revenue	539,757	128,052
Due to shareholders	318,109	381,377
Income taxes payable	592,166	420,066
Deferred income taxes	18,000	21,000
Total current liabilities	10,143,291	7,256,733

Borrowings under line of credit	4,437,446	3,000,000
Loans payable, net of current portion	310,359	256,692
Due to shareholders, net of current portion	512,891	514,623
Deferred income taxes	477,000	531,000
Total liabilities	15,880,987	11,559,048

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, none issued	-	-

Common stock - $0.0001 par value, 75,000,000 shares authorized, 5,494,853 and 5,264,284 shares issued and outstanding at July 31, 2006 and April 30, 2006, respectively	549	526
Additional paid-in capital	35,130,877	33,525,130
Accumulated deficit	(47,959)	(962,386)

Total shareholders' equity	35,083,467	32,563,270

Total liabilities and shareholders' equity	$50,964,454	$44,122,318

Note 1: Certain reclassifications have been made to prior period financial statements to conform to current presentation.

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